Exhibit 10.1

SEVENTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT

AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT (the “Amendment”), dated effective as of May 7, 2015, is entered into by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.                                    Company and Wells Fargo are parties to a Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.                                    Wells Fargo previously made (a) a revolving loan to the Company evidenced by that certain Second Amended and Restated Revolving Note dated as of January 6, 2011 made payable to the order of Wells Fargo in the original principal amount of $13,500,000.00 (the “Existing Revolving Note”); (b) equipment loans to the Company evidenced by:  (i) that certain Equipment Term Note dated January 6, 2011 in the original principal amount of $475,000.00; (ii) that certain Amended and Restated Capex Term Note dated May 12, 2012 in the original principal amount of $2,000,000; and (iii) that certain 2014 Capex Term Note dated May 16, 2014 in the original principal amount of $1,000,000 (collectively, the “Existing M&E Term Loans” and the “Existing M&E Term Notes,” respectively); and (c) real estate term loans to the company evidenced by:  (i) that certain Amended and Restated Real Estate Term Note dated December 31, 2012 in the original principal amount of $1,707,894.46; and (ii) that certain 2012 Real Estate Term Note dated December 31, 2012, in the original principal amount of $1,674,000.00.

C.                                    The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Definitions.  The following definitions are hereby amended or added to Exhibit A to the Credit Agreement as appropriate:

“EBITDA” means, with respect to any fiscal period, the net income (or loss), of the Company, minus extraordinary gains, interest income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries for any period, the ratio of (i) EBITDA for such period, minus (a) non-financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period, to the extent greater than zero, to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Company and its Subsidiaries determined in accordance with GAAP, the sum, without duplication, of (a) cash interest expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to capital leases, but excluding principal payments made with respect to the Lind of Credit, and (c) all dividends and distributions (other than Pass-Through Tax Liabilities) paid in cash during such period.

“Line of Credit” means the $15,000,000 Line of Credit as set forth in Section 1.3.

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Line of Credit.

“Maturity Date” means (a) with respect to the Line of Credit, May 31, 2018, (b) with respect to the Term Loan, March 31, 2027, (c) with respect to the 2015 Equipment Term Loan, May 31, 2018, (d) with respect to the 2012 Real Estate Term Loan, December 31, 2027 and (e) with respect to the 2015 Capex Term Loan, May 31, 2018.

“Seventh Amendment” means that certain Seventh Amendment to Third Amended and Restated Credit and Security Agreement dated as of May 7, 2015, by and between the Company and Wells Fargo.

“Term Loans” means collectively, the Term Loan, the Equipment Term Loan, the 2012 Real Estate Term Loan and the 2015 Capex Term Loan.

“Term Notes” means collectively, the Term Note, the 2015 Equipment Term Note, the the 2012 Real Estate Term Note and the 2015 Capex Term Note.

2.                                      Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.  Section 1.1(a) and 1.1(b) are hereby deleted in their entirety and replaced with the following:

(a)                                 Existing Advances.  Wells Fargo has made various revolving advances to the Borrower (the “Existing Revolving Advances”) as evidenced by the Credit Agreement and the Existing Revolving Note.  As of the date of the Seventh Amendment, the outstanding principal balance of the Existing Revolving Advances was $[7,903,975.80].  As of the effective date of the Seventh Amendment the Existing Revolving Advances shall be deemed to be Advances made pursuant to Section 1.1(b) and shall be evidenced by and repayable in accordance with that certain Third Amended and Restated Revolving Note dated as of May 7, 2015 and made payable to the order of Wells Fargo in an original principal amount of up to Fifteen Million and No/100 Dollars ($15,000,000) (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).

(b)                                 Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $15,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

3.                                      Borrowing Base.  Section 1.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.2                               Borrowing Base; Mandatory Prepayment.

(a)                                 Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.00%), plus

(ii)                                  the lesser of $2,000,000 or 85% or such lesser percentage of Eligible Foreign Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo in its sole discretion by on percent (1.0%) for each percentage point by which Dilution on the date of determination is in excss of five percent (5.0%), plus

(iii)                               the lesser of $5,000,000 or the sum of:

a.                                      37.9% or such lesser percentage of Eligible Finished Goods Inventory as Wells Fargo in its sole discretion may deem appropriate, plus

b.                                      the lesser of $3,000,000, or 35.9% or such lesser percentage of Eligible Raw Materials Inventory as Wells Fargo in its sole discretion may deem appropriate; less

(iv)                              the Availability Reserve; less

(v)                                 the Borrowing Base Reserve, less

(vi)                              the Foreign Receivable Reserve, less

(vii)                           the L/C Amount, less

(viii)                        Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(ix)                              Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo.

4.                                      2015 Equipment Term Loan.  Section 1.7A of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

1.7A                      2015 Equipment Term Loan.

(a)                                 Existing Term Loans/Additional Term Loan Advance.  Wells Fargo previously extended the Existing M&E Term Loans to the Company as evidenced by the Existing M&E Term Notes repayable in accordance with the terms set forth therein and in this Agreement.  As of the date of the Seventh Amendment the outstanding principal balance under the Existing M&E Term Notes is $1,729,641.45.  Contemporaneously with the execution and delivery of the Seventh Amendment, Wells Fargo will make an additional Term Loan Advance to Company in an amount not to exceed [$1,005,158.55.]   All Advances outstanding under the Existing M&E Term Notes shall be deemed to be Advances under the 2015 Equipment Term Note Advances under the 2015 Equipment Term Note (including those previously made under the Existing M&E Term Notes shall not in any event exceed the lesser of:  (i) $2,734,800 or (ii) 85% of the net orderly liquidation value of the Company’s Equipment.

(b)                                 Equipment Term Note.  Company’s obligation to repay the 2015 Equipment Term Loan (including the Advances previously made under the Existing M&E Term Notes) and each 2015 Equipment Term Loan Advance shall be evidenced by an installment promissory note in the original principal amount of $2,734,800.00 (as renewed, amended, or replaced from time to time, the “2015 Equipment Term Note”).  The 2015 Equipment Term Note shall be delivered in replacement of and substitution for (but not in repayment or satisfaction of) the Existing M&E Term Notes.

(c)                                  Term Loan Advance and Disbursement.  Company must request the Equipment Term Loan Advance no later than 11:59 a.m. Central Time on the Business Day on which Company wishes the Advance to be disbursed. Wells Fargo shall deposit the proceeds of each Term Loan Advance or to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record.  Upon request, Company shall confirm its request for an Advance in an Authenticated Record, and agrees that it shall repay the Term Loan even if the Person requesting any Term Loan Advance on behalf of Company lacked authorization.

(d)                                 Payments and Adjustments to Payments.  The unpaid principal amount of the 2015 Equipment Term Note shall be paid in equal monthly installments of $45,580.00, beginning on May 31, 2015, and on the last calendar day of each succeeding month until the earlier of the Maturity Date or the Termination Date, when the unpaid principal and interest evidenced by the 2015 Equipment Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Equipment Term Note in substantially equal payments of principal through April 30, 2020 (the “Assumed Maturity Date”).  Payments shall be collected by Wells Fargo through a debit to the 2015 Equipment Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with 2015 Equipment Term Loan proceeds will be applied to the 2015 Equipment Term Note.

(e)                                  Prepayments and Mandatory Prepayments.  Company may prepay the 2015 Equipment Term Loan at any time.  If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of the 2015 Equipment Term Note to exceed (i) eighty-five percent (85%) of the Net Orderly Liquidation Value or (ii) one hundred percent (100%)  Net Forced Liquidation Value of Eligible Equipment, then Company, shall immediately prepay the unpaid principal of the 2015 Equipment Term Note in the amount of such excess.

(f)                                   Collection of Prepayments and Related Fees.  All Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and Fixed Rate Advance breakage fees payable under this Agreement, which will be applied to the most remote principal installments then due and payable.  Any prepayment of principal and any related fees shall be collected by Wells Fargo through a debit to the Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.

5.                                      Capex Loan.  Section 1.7B of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.7B                           Intentionally Omitted.

6.                                      2015 Capex Term Loan.  Section 1.7D of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.7D                          2015 Capex Term Loan.

(a)                                 2015 Capex Term Loan.  Wells Fargo shall extend the 2015 Capex Term Loan to Company through one or more Advances (each a “2015 Capex Term Loan Advance”) which must be requested no later than May 31, 2018, in an aggregate amount not in excess of One Million Dollars ($1,000,000).  Each Advance must be in multiples of $1,000 and in the minimum amount of at least $100,000, provided, however, that Wells Fargo shall make no 2015 Capex Term Loan Advance if, after making it, the unpaid principal amount of the 2015 Capex Term Note would exceed the lesser of (i) ninety percent (90%) of the Hard Costs of the newly acquired Eligible Equipment, (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of the newly acquired Eligible Equipment, and (iii) one hundred percent (100%) of the Net Forced Liquidation Value of the newly acquired Eligible Equipment.

(b)                                 2015 Capex Term Note.  Company’s obligation to repay the 2015 Capex Term Loan and each 2015 Capex Term Loan Advance shall be evidenced by an installment promissory note (as renewed, amended, or replaced from time to time, the “2015 Capex Term Note”).

(c)                                  2015 Capex Term Loan Advances and Disbursements.  Company must request each 2015 Capex Term Loan Advance no later than 11:59 a.m. Central Time on the Business Day on which Company wishes the Advance to be disbursed. Wells Fargo shall deposit the proceeds of each 2015 Capex Term Loan Advance or to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record.  Upon request, Company shall confirm its request for a 2015 Capex Term Loan Advance in an Authenticated Record, and agrees that it shall repay the 2015 Capex Term Loan even if the Person requesting any 2015 Capex Term Loan Advance on behalf of Company lacked authorization.

(d)                                 Payments and Adjustments to Payments.  The unpaid principal amount of each 2015 Capex Term Loan Advance made under the 2015 Capex Term Note shall be paid in sixty equal monthly installments, beginning on the last day of the month following the month in which the 2015 Capex Term Loan Advance was made and on the last calendar day of each succeeding month until the earlier of the Maturity Date, or the Termination Date, when the unpaid principal and interest evidenced by the 2015 Capex Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Term Note in sixty (60) equal payments of principal commencing on the date of the most recent Advance (the “Assumed Maturity Date”).  If Wells Fargo disburses multiple 2015 Capex Term Loan Advances, the amount of subsequent payments may be increased to fully amortize the Term Note by the Assumed Maturity Date.  Payments shall be collected by Wells Fargo through a debit to the 2015 Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with 2015 Capex Term Loan proceeds will be applied to the 2015  Capex Term Note.

(e)                                  Prepayments and Mandatory Prepayments.  Company may prepay the 2015 Capex Term Loan at any time.  If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of the 2015 Capex Term Note to exceed the lesser of (a) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Equipment acquired with the proceeds of the 2015 Capex Term Loan or (b) one hundred percent (100%) of the Net Forced Liquidation Value of Eligible Equipment acquired with the proceeds of the 2015 Capex Term Loan, then Company, shall immediately prepay the unpaid principal of the 2015 Capex Term Note in the amount of such excess.

(f)                                   Collection of Prepayments and Related Fees.  All 2015 Capex Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and Fixed Rate Advance breakage fees (if any) payable under this Agreement, which will be applied to the most remote principal installments then due and payable.  Any prepayments of principal and any related fees shall be collected by Wells Fargo through a debit to the 2015 Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.

7.                                      Interest and Interest Related Matters.  Section 1.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.8                               Interest and Interest Related Matters.

(a)                                 Interest Rates Applicable to Line of Credit and Term Loan.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note, and the unpaid principal balance of the Term Loans evidenced by the Term Notes, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

(i)                                     The “Floating Rate” for Line of Credit Advances = An interest rate equal to Daily Three Month LIBOR plus two and one-quarter of one percent (2.25%), which interest rate shall change whenever Daily Three Month LIBOR changes;

(ii)                                  The “Floating Rate” for the Term Loans = An interest rate equal to Daily Three Month LIBOR plus two and three quarters of one percent (2.75%), which interest rate shall change whenever Daily Three Month LIBOR changes;

8.                                      Interest Payments and Interest Accrual.  Section 1.10(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)                                 Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note and the Term Notes on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c) and Sections 1.7(c), 1.7A(d), and 1.7C(d) and 1.7D(d).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

9.                                      Financial Covenants.  Section 5.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

5.2                               Financial Covenants.  Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied.

(a)                                 Minimum Fixed Charge Coverage Ratio.  Company shall maintain on a trailing twelve month basis, measured monthly, a Fixed Charge Coverage Ratio of not less than (i) 1.10 to 1.00 for the trailing twelve month period ending January 31, 2015, up to and including September 30, 2015, and (ii) 1.20 to 1.00 for each period thereafter.

(b)                             Stop Loss.  Company shall not, during any single month, suffer a pre-tax Net Loss in excess of $250,000.00.

10.                               Compliance Certificate.  Exhibit E to the Credit Agreement is hereby replaced with Exhibit E attached hereto.

11.                               Amendment Fee.  In consideration of Wells Fargo entering into this Amendment, the Company agrees to pay to Wells Fargo a fully earned non-refundable amendment fee of $5,000 payable on the date of the Seventh Amendment.

12.                               Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with executed copies (as applicable) of the following:

(a)                                 A $15,000,000 Revolving Note;

(b)                                 A 2015 Equipment Term Note;

(c)                                  A 2015 Capex Term Note;

(d)                                 A Seventh Amendment to Letter of Credit and Reimbursement Agreement;

(e)                                  A Certificate of Authority of the Company;

(f)                                   Amendments to each of the Mortgages;

(g)                                  Such other matters as Wells Fargo may require.

13.                               Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)                                 The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

14.                               References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

15.                               No Other Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

16.                               Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

17.                               Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 10 of this Amendment.

18.                               Miscellaneous. This Amendment may be executed in any number of counterparts including by facsimile or electronic (pdf) transmission, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,	NORTECH SYSTEMS INCORPORATED
NATIONAL ASSOCIATION

By:	By:
Thomas G. Hedberg	Name:	Paula M. Graff
Its Vice President	Its:	Vice President and Chief Financial Officer

[Signature Page to Seventh Amendment to Third Amended
and Restated Credit and Security Agreement]

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:                                       Wells Fargo Bank, National Association

Date:                                                             , 201

Subject:             Financial Statements

In accordance with our Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Nortech Systems Incorporated (the “Company”) dated [                              , 201    ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.                                    Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.                                    Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐                                    Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐                                    Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.                                    Events of Default.  I certify that:

(Check one)

☐                                    I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐                                    I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.                                    Litigation Matters.  I certify that:

(Check one)

☐                                    I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐                                    I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.                                     Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.                                      Minimum Fixed Charge Coverage Ratio.  Pursuant to Section 5.2(a) of the Credit Agreement, Company’s Fixed Charge Coverage Ratio for the trailing twelve month period ending on the Reporting Date, was          to 1.00, which ☐  satisfies ☐  does not satisfy the requirement that such ratio be not less than 1.10 to 1.0 on a trailing twelve month basis measured monthly for the months ending January 31, 2015 up to and including September 30, 2015, and 1.20 to 1.0 on a trailing twelve month basis measured monthly thereafter.

2.                                      Stop Loss.  Pursuant to Section 5.2(d) of the Credit Agreement, for the month ending on the Reporting Date, Company has suffered a Net Loss of $                            , which ☐ satisfies ☐ does not satisfy the requirement that Company suffer a Net Loss in any single month not in excess of $250,000.

3.                                      Due From Affiliate.  Pursuant to Section 5.6(d) of the Credit Agreement, as of the Reporting Date, Company has $                             in affiliate loans or advances due from Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, which ☐ satisfies ☐ does not satisfy the requirement that Company not have loans or advances to Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, in an aggregate amount in excess of $10,750,000 at any time.

4.                                      Salaries.  Company ☐ has ☐ has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any Director, Officer or consultant, or any member of their families, as of the Reporting Date, and ☐ has ☐ has not paid any increase in such amounts (on a year over year basis, as of the Reporting Date) from any source other than profits earned in the year of payment, and as a consequence Company ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:
Its: Chief Financial Officer